                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              THE FIRST YEARS INC.
                (Name of Registrant as Specified In Its Charter)

                              THE FIRST YEARS INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                              THE FIRST YEARS INC.
                                ONE KIDDIE DRIVE
                           AVON, MASSACHUSETTS 02322
                              TEL. (508) 588-1220

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1999
                            ------------------------

     Notice is hereby given that the Annual Meeting of Stockholders of The First Years Inc. (the "Company") will be held on Thursday, May 20, 1999, at 10:30 a.m., local time, at the Marriott Courtyard Hotel, 200 Technology Center Drive, Stoughton, Massachusetts, for the following purposes:

     1. To elect three Class I Directors to the Board of Directors with terms expiring at the 2002 Annual Meeting of Stockholders.

     2. To approve an amendment to the Company's Articles of Organization to increase the number of authorized shares of the Company's Common Stock from 15,000,000 to 50,000,000, $.10 par value per share.

     3. To ratify the selection by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 1999.

     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments of the meeting.

     Stockholders of record at the close of business on March 22, 1999 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will remain open.

     All stockholders are cordially invited to attend the meeting.

            STOCKHOLDERS ARE URGED TO MARK, SIGN AND RETURN PROMPTLY
                THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE

                                            By order of the Board of Directors

                                            Evelyn Sidman
                                             Clerk
Avon, Massachusetts
March   , 1999

                              THE FIRST YEARS INC.
                                ONE KIDDIE DRIVE
                           AVON, MASSACHUSETTS 02322
                              TEL. (508) 588-1220

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The First Years Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, May 20, 1999, at 10:30 a.m., local time, at the Marriott Courtyard Hotel, 100 Technology Center Drive, Stoughton, Massachusetts and at any adjournments of that Meeting ("Meeting").

     The representation in person or by proxy by at least a majority of the outstanding shares of the Company's Common Stock, $.10 par value ("Common Stock") entitled to vote at the Meeting is necessary to constitute a quorum for the Meeting. An affirmative vote of holders of a majority of the shares of the Company's Common Stock, outstanding and entitled to vote at the Meeting is required for approval of the proposal to amend the Company's Articles of Organization. An affirmative vote of holders of a majority of the shares of the Company's Common Stock, present or represented, and entitled to vote at the Meeting, is required for the approval of all other proposals presented to the Company's stockholders at the Meeting other than the election of directors which requires a plurality of votes cast for any nominee or nominees at the Meeting.

     Abstentions and broker non-votes (i.e. shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. Abstentions are entitled to vote and thus have the effect of a vote against every proposal other than the proposal with respect to the election of directors. Generally broker non-votes are not entitled to vote and thus will have no effect on the outcome of any proposal; however with respect to the proposal to amend the Company's Articles of Organization, broker non-votes will have the effect of a vote against the proposals.

     All proxies will be voted in accordance with the instructions contained in the proxy and if no choice is specified, a proxy will be voted in favor of a proposal unless it constitutes a broker non-vote. Any proxy may be revoked by a stockholder at any time before it is exercised, by written or oral request to Evelyn Sidman, Clerk of the Company. A proxy may also be revoked by a stockholder attending the Meeting and voting in person.

     Only holders of Common Stock of record at the close of business on March 22, 1999 will be entitled to vote at the Meeting. On March 22, 1999, there were
outstanding           shares of Common Stock of the par value of $.10 per share.
With respect to all matters which will come before the Meeting, each stockholder may cast one vote for each share registered in his name on the record date.

     The Company's Annual Report for the fiscal year ended December 31, 1998 was mailed to the stockholders with the mailing of this Notice and Proxy Statement
on or about March   , 1999.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, to the knowledge of the Company, the beneficial ownership of the Common Stock of the Company as of February 28, 1999 by (i) persons owning more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table on page 7 who were serving as executive officers at the end of the 1998 fiscal year and (iv) all directors and executive officers of the Company as a group:

                                                               AMOUNT AND
                                                                NATURE OF
                                                               BENEFICIAL      PERCENTAGE
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)             OWNERSHIP(2)      OF CLASS
          ---------------------------------------             ------------     ----------
Evelyn Sidman...............................................      726,800          7.0%
Jerome M. Karp..............................................        1,040         *
Ronald J. Sidman............................................    1,059,324(3)      10.0%
Benjamin Peltz..............................................      221,802          2.1%
Fred T. Page................................................       63,200(4)      *
Kenneth R. Sidman**.........................................      229,632          2.2%
Lewis M. Weston**...........................................            0         *
Walker J. Wallace**.........................................            0         *
John R. Beals...............................................       31,882(5)      *
Wayne Shea..................................................       47,582(6)      *
Bruce Baron.................................................       15,333(7)      *
James N. Turner.............................................           10(8)      *
Santa Monica Partners, L.P..................................      692,000(9)       6.6%
     Two Madison Avenue
     Larchmont, NY
Neuberger Berman, LLC.......................................      613,200(10)      5.9%
     Neuberger Berman Management Inc.
     605 Third Avenue
     New York, NY
All directors and executive officers as a group
     (12 persons)...........................................    2,396,605(11)     22.4%

---------------

   * Less than 1% of outstanding shares of Common Stock.

  ** Lewis M. Weston was elected to the Board of Directors on December 29, 1998 to fill the vacancy in the Board resulting from the death of Merton N. Alperin on November 30, 1998. Mr. Kenneth R. Sidman was also elected to the Board on December 29, 1998. Mr. Walker J. Wallace was elected to the Board on January 22, 1999.

 (1) The address of all such persons other than Santa Monica Partners, L.P. is c/o the Company, One Kiddie Drive, Avon, Massachusetts.

 (2) Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to shares listed.

 (3) Includes 126,718 shares issuable to Mr. Sidman pursuant to currently exercisable stock options. Also includes 49,486 shares owned beneficially by Mr. Sidman's wife, Marjorie Sidman, who has sole voting and investment power over such shares. Mr. Sidman disclaims any beneficial interest in such shares.

 (4) Includes 56,000 shares issuable to Mr. Page pursuant to options, which are either currently exercisable or will be exercisable within the next sixty days.

 (5) Includes 19,882 shares issuable to Mr. Beals pursuant to currently exercisable stock options.

 (6) Includes 30,182 shares issuable to Mr. Shea pursuant to currently exercisable stock options.

 (7) Includes 13,333 shares issuable to Mr. Baron pursuant to currently exercisable stock options.

 (8) Mr. Turner holds these shares as custodian for his sons under the Uniform Gifts to Minors Act.

 (9) As reported on Schedule 13D filed with the Securities and Exchange Commission in August 1994, Lawrence J. Goldstein, general partner of Santa Monica Partners, L.P., may be deemed to beneficially own 692,000 shares of the Company's stock and shares voting and dispositive power with Santa Monica Partners, L.P. over such shares.

(10) As reported on Schedule 13G filed with the Securities and Exchange Commission in February, 1999, Neuberger Berman LLC and Neuberger Berman Management Inc. are deemed to be beneficial owners of 613,200 shares of the Company's stock since they share voting and dispositive power over such shares with many of their unrelated clients (although the clients are the actual owners of the stock.) Neuberger Berman LLC and Neuberger Berman Management Inc. are sub-advisor and investment manager, respectively, of Newberger Berman's various mutual funds which hold the stock.

(11) The total for all directors and executive officers as a group includes 246,115 shares issuable to the directors and officers pursuant to currently exercisable stock options or to options exercisable within the next 60 days.

                             ELECTION OF DIRECTORS
                                (NOTICE ITEM 1)

     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. Currently the three classes -- Class I, Class II and Class III -- consist of three, three and two directors each, respectively, whose terms expire, respectively, at the 1999, 2000 and 2001 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders, a Class of directors are elected for a term of three years or until their successors are duly-elected and qualified. The three Class I directors elected at this Meeting will be elected to serve until the 2002 Annual Meeting of Stockholders.

     The Board of Directors has fixed the number of directors at eight and has designated as Class I director nominees Jerome M. Karp, Fred T. Page and Kenneth
R. Sidman. Each of the nominees is currently a Class I director of the Company.

     The persons named in the proxy will vote to elect Jerome M. Karp, Fred T. Page and Kenneth R. Sidman as Class I directors, unless authority to vote for the election is withheld by marking the proxy to that effect, or the proxy is marked with the names of directors as to whom authority to vote is withheld. If a nominee becomes unavailable, the persons acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable.

     Set forth below is certain information furnished to the Company by each director of the Company (including the three nominees for Class I director). Information regarding the number of shares of the Company's Common Stock beneficially owned by each of them, directly or indirectly, as of February 28, 1999, appears on page 3:

    NOMINEES FOR ELECTION AS CLASS I DIRECTORS -- TERMS EXPIRING AT THE 2002
                          ANNUAL STOCKHOLDERS MEETING

                                                                          YEAR FIRST
                                                                            BECAME
     NAME AND PRINCIPAL OCCUPATION OR EMPLOYMENT(1)(2)          AGE        DIRECTOR
------------------------------------------------------------    ---       ----------
Jerome M. Karp, Vice Chairman of the Board of Directors.....     71          1969
Fred T. Page, President -- Network Services, Southern New
  England Telecommunications Corporation....................     52          1988
Kenneth R. Sidman, Vice President -- Business Technology
  Development, Norton Performance Plastics Corp.............     53          1998

                CLASS II DIRECTORS -- TERMS EXPIRING AT THE 2000
                          ANNUAL STOCKHOLDERS MEETING

Evelyn Sidman, Clerk of the Company.........................     85         1979
Lewis M. Weston, Independent Financial Consultant and
  Limited Partner, Goldman, Sachs & Co......................     72         1998
Walker J. Wallace, Independent Consultant...................     54         1999

               CLASS III DIRECTORS -- TERMS EXPIRING AT THE 2001
                          ANNUAL STOCKHOLDERS MEETING

Ronald J. Sidman, Chairman of the Board, Chief Executive
  Officer and President.....................................     52         1975
Benjamin Peltz, Director....................................     59         1975

---------------

     (1) Mr. Ronald J. Sidman has been the President of the Company since January, 1989 and the Chairman of the Board and Chief Executive Officer of the Company since March, 1995. Mr. Peltz served as the Treasurer of the Company from May, 1970 to January, 1998 and as the Senior Vice President of the Company from January 1980 until June 30, 1997 when he retired from the Company. Evelyn Sidman has held the same position with the Company for over five years. Jerome M. Karp has been employed by, and held the same position with, the Company for over five years. Mr. Page has been President -- Network Services of Southern New England Telecommunications Corporation ("SNET"), a subsidiary of Southwestern Bell, since January 1994 and has been with SNET for over five years.

     Kenneth R. Sidman has been Vice President, Business & Technology Development, at Norton Performance Plastics Corp., Wayne, NJ, a subsidiary of Compagnie de Saint-Gobain, since 1997. Mr. Sidman joined Norton Performance Plastics Corp. in 1984 as Director, New Business Development, and from 1992 to 1997, was Vice President, Marketing & New Business Development.

     Mr. Lewis M. Weston has been a Limited Partner of Goldman, Sachs & Co., since 1978. He has been with Goldman Sachs since 1951 and was made a General Partner in 1967. He was Partner in charge of the Syndicate Department from 1969 to 1978, a period during which he was also active with the National Association of Securities Dealers (NASD), serving three years as a member of the NASD's Board of Governors. Currently, Mr. Weston is a board member of South East Asia Venture Investment Company (SEAVIC) and SEAVIC, III, Singapore, and the Thai Prime Fund, Singapore, as well as a member of the International Advisory Board of Banco Finantia, Lisbon, Portugal. He also serves on the Investors Representative Committee of the China Dynamic Investment Fund.

     Walker J. Wallace was with Proctor & Gamble for 30 years, from 1967 to 1997. He was made a Vice President of Proctor & Gamble in 1991 and served as Vice President -- Worldwide Strategic Planning for various core product categories (laundry and cleaning products, paper products, diapers) from 1993 to 1997. Mr. Wallace is on the Board of the Student Loan Funding Resources in Cincinnati, Ohio and a member of the Board of Visitors, Babcock Graduate School of Management, Wake Forest.

     (2) Evelyn Sidman is the mother of Ronald J. Sidman and Kenneth R. Sidman. Benjamin Peltz is Mrs. Sidman's son-in-law and the brother-in-law of Kenneth R. Sidman and Ronald J. Sidman.

COMMITTEES OF THE BOARD

     The Board of Directors of the Company has an Audit Committee and a Compensation Committee.

     The Audit Committee is responsible for reviewing the Company's financial statements. Among other matters, the Audit Committee reviews the Company's expenditures, reviews the Company's internal accounting controls and financial statements, reviews with the Company's independent auditors the scope of their audit, their independent auditors' report and recommendations, and recommends the selection of the Company's independent auditors. During 1998, the Audit Committee, which in 1998 consisted of Messrs. Alperin and Page, held two meetings. The Committee currently consists of Messrs. Page, Weston and Peltz.

     The Compensation Committee is responsible for determining and reporting to the Board of Directors on the annual compensation for all executive officers including salaries, fringe benefits and incentive compensation paid to the executive officers under the Company's Annual Incentive Plan, as amended ("Annual Incentive Plan"). The Committee is also responsible for both administering and granting stock options, stock appreciation rights, stock awards, and other awards under the Company's 1993 Equity Incentive Plan as amended ("Equity Incentive Plan"). During 1998, the Compensation Committee, which in 1998 consisted of Messrs. Alperin, and Page, held four meetings. The Committee currently consists of Messrs. Page and Weston.

     During 1998, the Board of Directors held eight meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all Committees of the Board on which he or she then served.

COMPENSATION OF DIRECTORS

     During 1998, the Company paid each director who is not an employee of the Company an annual retainer of $17,500 for Board service, plus attendance fees of $1,050 per meeting for each Board or committee meeting attended. The Company also reimbursed expenses incurred in connection with service on the Board or on a Committee.

     In 1998 each non-employee director who served on the Board for the entire previous 12 months was eligible to receive an option to purchase 6,000 shares of the Company's common stock under the Company's 1993 Stock Option Plan for Directors, as amended which is exercisable on the date of the grant. In addition, each non-employee Board member upon election to the Board receives a one-time award of an option for 20,000 shares that becomes exercisable in three equal annual installments commencing on the first anniversary of the date of grant. Under this Plan, the exercise price is equal to the fair market value per share of the Company's Common Stock on the date of the grant. Pursuant to this Plan, on May 21, 1998, each of Messrs. Alperin and Page were granted options to purchase 6,000 shares of Common Stock at an exercise price of $17.00 per share.

     Each option will expire 10 years after the date of grant. If the director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, that option will immediately expire. Following death or other termination of an individual's status as a director, each vested option will remain exercisable for a period of one year but in no event beyond the tenth anniversary of the date of grant. In the event of any merger, consolidation, sale of substantially all of the Company's assets or dissolution or liquidation of the Company ("transactions"), all options outstanding under the Directors Plan that are not otherwise exercisable will become immediately exercisable at least twenty (20) days prior to the effective date of such transaction.

                       COMPENSATION AND OTHER INFORMATION
                         CONCERNING EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

     In addition to the incumbent directors and nominees for Class I director, as to whom information is furnished in the table on page 4, the executive officers of the Company also include the following:

     John R. Beals, age 44, has been the Senior Vice President -- Finance of the Company since March, 1998, and Treasurer of the Company since January, 1998. He also has been Chief Financial Officer since July, 1997. From July, 1997 to March, 1998 he was Vice President -- Finance of the Company and from January, 1990 to June 1997, Mr. Beals was the Assistant Treasurer and Controller of the Company.

     Wayne Shea, age 44, has been Senior Vice President -- World Wide Sales & Merchandising of the Company since July, 1997. From January, 1995 to June, 1997 Mr. Shea was Vice-President -- World Wide Sales & Merchandising. From July, 1991 to December, 1994, Mr. Shea was the Vice President -- Service & Merchandising of the Company.

     Bruce Baron, age 38, has been Senior Vice President -- Operations since August, 1997. Prior to that time, he was Vice President of operations at Crabtree & Evelyn from 1988 to July, 1997.

     James N. Turner, age 41, has been Senior Vice President -- Marketing and Product Development since July, 1998. Prior to that time, from July, 1995 to June, 1998 Mr. Turner was Vice President -- Product Development of Tupperware Americas; and from November, 1992 to June, 1995, he was Vice President -- Marketing of Tupperware Asia Pacific.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for the fiscal years ended December 31, 1996, 1997 and 1998 paid or accrued by the Company to each of the following (i) the Company's Chief Executive Officer; and
(ii) the Company's four most highly paid executive officers who earned more than $100,000 in the 1998 fiscal year (collectively, the "named officers").

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                              ANNUAL COMPENSATION
                                        -------------------------------         LONG-TERM
                                                                OTHER      COMPENSATION AWARDS
                                                               ANNUAL     ---------------------
           NAME AND                                            COMPEN-    SECURITIES UNDERLYING      ALL OTHER
      PRINCIPAL POSITION         YEAR    SALARY    BONUS(1)   SATION(2)        OPTIONS(3)         COMPENSATION(4)
-----------------------------------------------------------------------------------------------------------------
Ronald J. Sidman                 1998   $334,821   $416,571         --            80,000             $ 38,046
Chairman of the Board            1997    251,110    547,500         --            30,000               37,532
  of Directors, Chief            1996    231,993    306,667         --            28,000               30,121
  Executive Officer and
     President
John R. Beals                    1998    144,212     89,806         --             4,650               18,421
Senior Vice President --         1997    115,455     62,625         --             5,000               18,592
  Finance,
  Chief Financial Officer and    1996    102,999     35,001         --             3,000               15,496
  Treasurer
Wayne Shea                       1998    155,633     97,028         --             6,546               18,421
Senior Vice President -- World   1997    139,186     75,497         --             6,000               18,592
  Wide Sales & Merchandising     1996    124,082     42,181         --             6,000               17,351
Bruce Baron                      1998    151,186     94,281         --            10,000               16,421
  Senior Vice President --       1997     59,431*    31,772*        --            30,000                   --
  Operations                     1996         --         --         --                --                   --
James N. Turner                  1998     74,412*    45,457*   $60,000            20,000                   --
  Senior Vice President --       1997         --         --         --                --                   --
  Marketing and                  1996         --         --         --                --                   --
  Product Development

---------------

(1) The bonus amounts were earned by these individuals in fiscal year 1998, 1997 and 1996 under the Company's Annual Incentive Plan.

(2) Represents the amount reimbursed by the Company to Mr. Turner for relocation expenses; otherwise this column excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(3) These numbers represent options to purchase shares of the Company's Common Stock granted pursuant to the Company's 1993 Equity Incentive Plan. See "Options/ SAR Grants in Last Fiscal Year" for more detailed information on such options.

(4) The amounts shown in this column for 1998 reflect (i) a life insurance premium payment of $19,625 made on behalf of Ronald J. Sidman by the Company during the 1998 fiscal year; and (ii) contributions in the amount of $18,421 made by the Company to the Company's defined contribution pension and 401(k) plans on behalf of each of Messrs. Sidman, Beals and Shea, respectively, and a contribution in the amount of $16,421 made by the Company on behalf of Mr. Baron to such plans.

  * Mr. Baron's salary and bonus in 1997 reflect approximately 5 months of employment in 1997. Mr. Turner's salary and bonus in 1998 reflect approximately 6 months of employment in 1998.

OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth grants of stock options pursuant to the Company's 1993 Equity Incentive Plan during the 1998 fiscal year to the named officers reflected in the Summary Compensation Table above:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                                                                   POTENTIAL REALIZABLE
                                          PERCENTAGE                             VALUE AT ASSUMED ANNUAL
                           NUMBER OF       OF TOTAL                                RATES OF STOCK PRICE
                           SECURITIES    OPTIONS/SARS                            APPRECIATION FOR OPTION
                           UNDERLYING     GRANTED TO    EXERCISE                         TERM(2)
                          OPTIONS/SARS   EMPLOYEES IN   PRICE PER   EXPIRATION   ------------------------
          NAME             GRANTED(1)    FISCAL YEAR    SHARE(1)       DATE         5%            10%
---------------------------------------------------------------------------------------------------------
Ronald J. Sidman             56,290**        27.3%      $13.6875     3/5/08      $484,544     $1,227,930
Ronald J. Sidman             23,710*         11.5        15.0562     3/5/03        76,621        185,089
Wayne Shea                    6,546*          3.2        13.6875     3/5/08        56,348        142,797
John R. Beals                 4,649*          2.3        13.6875     3/5/08        40,019        101,415
Bruce Baron                  10,000*          4.9        13.6875     3/5/08        86,080        218,143
James N. Turner              20,000*          9.7          17.75    7/13/08       223,258        565,779

---------------

 *  An incentive stock option.

 ** A non-qualified stock option.

(1) All stock options were granted in 1998 pursuant to the Company's 1993 Equity Incentive Plan. The exercise price of the incentive stock options granted to all the named officers (other than Mr. Ronald J. Sidman) and the exercise price of the non-qualified option granted to Ronald J. Sidman was equal to the fair market value (the closing sale price) of the Company's shares on the date of the grant. The exercise price of the incentive stock option granted to Mr. Sidman was 110% of the fair market value of the Company's shares on such date. The options are generally exercisable in three equal annual installments beginning on the first anniversary of the date of grant. Options are not transferable except by will or by the laws of descent and distribution. The post-retirement exercise period for exercisable options is generally three months. In the event the Company is acquired (through consolidation or merger or sale of substantially all of the Company's assets), all outstanding stock options terminate unless the Committee administering the Plan, in its discretion, accelerates the exercisability of the outstanding options.

(2) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Company's common stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to options to purchase the Company's Common Stock granted under the Company's 1993 Equity Incentive Plan including the number of unexercised options outstanding on December 31, 1998 and the value of such unexercised options on December 31, 1998.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTIONS/SAR VALUES
--------------------------------------------------------------------------------

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS/SARS        IN-THE-MONEY OPTIONS
                                                               AT FISCAL YEAR END           AT FISCAL YEAR END(1)
                            SHARES ACQUIRED     VALUE      ---------------------------   ---------------------------
           NAME               ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------
Ronald J. Sidman                 85,948       $  327,928     $80,719       $109,333      $  840,100      $396,200
Wayne Shea                       17,200       $  202,950      24,000         12,546         265,800        73,600
John R. Beals                     8,000       $   96,375      15,667          8,982         182,100        45,600
Bruce Baron                           0                0      13,334         26,666          30,200        60,500
James N. Turner                       0                0           0         20,000               0             0

---------------

(1) Value is based on the difference between the option exercise price and the fair market value at 1998 fiscal year end ($15.8125 per share -- the closing sale price on the Nasdaq National Market) multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS

     In August, 1994, the Company entered into a Transition Agreement (the "Agreement") with Mr. Jerome M. Karp ("Mr. Karp"). The Agreement provides that Mr. Karp will continue to be employed by the Company on a reduced-time basis for a period of five years until his retirement from the Company in August, 1999 (the "Term") and will continue to serve as the Vice Chairman of the Board of Directors subject to election by the Board of Directors. The Agreement provides for an annual salary of $100,000 and participation by Mr. Karp in the benefits and benefit plans provided by the Company to its executive officers during the Term, except the Company's Annual Incentive Plan and 1993 Equity Incentive Plan.

     If Mr. Karp terminates the Agreement for any reason, or if Mr. Karp is terminated for cause, his right to salary and the benefits terminate. In the event of Mr. Karp's death, the Company will pay to Mr. Karp's legal representative the lesser of $100,000 or the balance of salary due Mr. Karp in the fifth year of the Term. In the event Mr. Karp becomes disabled, the Company will pay Mr. Karp the sum of $100,000 in 12 equal monthly installments. In the event of certain corporate transactions (merger, sale of all or substantially all of the Company's assets, or sale of a majority of the Company's Common Stock) the Agreement terminates and the Company will pay Mr. Karp in a lump sum payment, the lesser of $100,000 or the balance of salary due Mr. Karp in the fifth year of the Term. As additional consideration for entering into the Agreement, Mr. Karp has agreed not to disclose the Company's confidential information and not to compete with the Company or solicit its employees or customers during the Term and for a five-year period following termination of his employment.

     On March 23, 1995, the Company entered into an employment agreement with Mr. Ronald J. Sidman which was amended on January 16, 1997 (the "Agreement"). The Agreement provides that, initially, Mr. Sidman will serve as President for a term of five years, provided, however, that the Agreement is automatically renewed for additional three-year periods unless either party gives the other party notice of termination at least 90 days prior to the expiration of the initial or any renewal term (the "Term"). The initial base salary under the Agreement is $214,000 which may be increased or decreased during the Term in the discretion of the Compensation Committee ("Salary"). Mr. Sidman is also entitled to participate in the Company's Annual Incentive Plan ("Annual Bonus"), the Company's 1993 Equity Incentive Plan, and the benefits and benefit plans provided by the Company to its other executive officers during the Term ("Benefits").

     If Mr. Sidman is terminated for cause, his Salary and Benefits cease immediately and he will not be entitled to receive an Annual Bonus for the year in which the termination for cause occurs. In the event of his death, the Company will pay the his legal representative an amount equal to his Salary then in effect, in 12 equal monthly installments. In the event he becomes disabled, he will receive an amount equal to his Salary then in effect, in 12 equal monthly installments. Any Annual Bonus amounts due Mr. Sidman in the year of his death or disability will be paid on a pro rata basis. In the event the Company or he terminates the Agreement for any reason (other than death, disability or cause), any Annual Bonus to which he is entitled will be paid on a pro rata basis.

     In consideration for his obligation not to disclose the Company's confidential information and not to compete with the Company or solicit its employees during the Term and for a two-year period following termination of his employment by either party for any reason (other than death, disability or cause), Mr. Sidman will receive his Salary and Benefits (then in effect) for such two year period less any amount earned by Mr. Sidman from other employment during such period and coverage under the Company's group medical, dental and medical reimbursement plans until Mr. Sidman is eligible for and entitled to coverage under Medicare.

     Mr. Benjamin Peltz retired from the Company on June 30, 1997 and under his employment agreement dated March 23, 1995 (as amended on January 16, 1997) has been receiving, and will continue to receive his base salary (then in effect on the date of his retirement) until June 30, 1999 and is being provided, and will continue to be provided, coverage under the Company's medical and dental plans until Mr. Peltz is eligible for and entitled to coverage under Medicare.

     The Company also has agreements with Messrs. Wayne Shea, Bruce Baron and James N. Turner which generally restrict such officers from engaging in any business competitive with the Company's business (as defined in the agreements) for a 12 month period following termination of employment for any reason (other than disability, voluntary termination or for cause as defined in the agreements) subject to a severance payment to such officer equal to his annual base salary to be paid over a 12 month period.

     IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE COMMISSION, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH IMMEDIATELY THEREAFTER SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE COMMISSION OR SUBJECT TO REGULATIONS 14A OR 14C OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), OR TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, NOTWITHSTANDING ANY GENERAL INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY OTHER FILED DOCUMENT.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for establishing the compensation of Messrs. Ronald J. Sidman, John R. Beals, Wayne Shea, Bruce Baron and James N. Turner, the Company's executive officers ("executive officers") and administering and granting stock options and other awards to the Company's executive officers under the Company's 1993 Equity Incentive Plan. The Committee which established the compensation of the Company's executive officers for fiscal year 1998 consisted of Fred T. Page and Merton N. Alperin. Mr. Alperin died on November 30, 1998. Consequently, this report concerning compensation of the executive officers for the fiscal year ended December 31, 1998 is being furnished only by Mr. Fred T. Page.

     The compensation of the executive officers in 1998 consisted of base salary, stock option awards and annual incentive cash awards under the Company's Annual Incentive Plan.

BASE SALARY

     At the beginning of each fiscal year the Committee establishes the base salaries of the Chief Executive Officer and President ("CEO") and the Company's other executive officers. The base salaries of these executive officers are based on general salary information publicly-available on companies of similar size and on the responsibilities, experience, and individual performance of each officer, taking into account the past and expected future contributions to the Company of such officer. In addition, the Committee also considers the per-share earnings of the Company, the Company's growth in net earnings and sales over the years, the market valuation of the Company's Common Stock, and current economic and business conditions in determining the base salaries of the executive officers.

     Based on all these considerations, the Committee established for fiscal year 1998 the base salary of the Company's CEO to be in the mid-range of base salaries of CEOs of companies of similar size. The Committee also established the base salaries for the other executive officers of the Company for fiscal year 1998 to be, in the judgement of the Committee, competitive with companies of similar size.

ANNUAL INCENTIVE PLAN

     Each executive officer was eligible to receive an annual incentive cash payment for 1998 under the Company's Annual Incentive Plan ("the Plan"). Payment of such incentive awards to executive officers under the Plan was contingent upon the Company's achievement in 1998 of substantial net earnings in relation to a range of profit targets established by the Committee. Incentive awards under the Plan are based on a percentage of base salary and increase in proportion to each higher profit target achieved by the Company. The Committee determined that the primary objective of the incentive award to the Company's CEO and its other executive officers under the Plan was to make a significant percentage of their total compensation in 1998 contingent upon the achievement by the Company of significant profitability.

STOCK OPTIONS

     In order to align the interests of the Company's executive officers towards the enhancement of corporate value, and to further motivate the Company's executive officers to concentrate on the long-term growth of the Company, the Company in 1998 granted options to purchase the Company's stock to the CEO and the other executive officers. Accordingly, options generally vest incrementally over a three-year period.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits a company's ability to take a deduction for federal tax purposes for certain compensation paid to its executive officers. The Company currently expects that all compensation payable to executive officers during fiscal year 1998 will be deductible by the Company for federal income tax purposes.

     Submitted by the Compensation Committee of the Company's Board of Directors for fiscal year 1998:

                                  Fred T. Page

                            STOCK PERFORMANCE CHART

     The following graph compares the cumulative total stockholder return on the Company's common stock during the five fiscal years ended December 31, 1998 with the cumulative total return on the NASDAQ-USA Index and the NASDAQ SIC #30 Index. The comparison assumes that the value of the investment in the Company's common stock and in each index was $100 on December 31, 1993 and that all dividends were reinvested.
[PERFORMANCE GRAPH]

                                                  THE FIRST YEARS INC.            NASDAQ - USA              NASDAQ - SIC #30
                                                  --------------------            ------------              ----------------
'1993'                                                   100.00                      100.00                      100.00
'1994'                                                   195.75                       97.75                       88.72
'1995'                                                   222.90                      138.26                       96.91
'1996'                                                   335.12                      170.02                      137.89
'1997'                                                   477.09                      208.58                      171.51
'1998'                                                   657.21                      293.21                      153.33

     Note: The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from the Center for Research in Security Prices (CRSP) at the University of Chicago, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

     The list of firms on the NASDAQ exchange changes constantly and CRSP continuously updates its data on NASDAQ stock prices; therefore, the performance of the NASDAQ indexes may vary slightly from one proxy statement to the next.

        APPROVAL OF AMENDMENT TO THE COMPANY'S ARTICLES OF ORGANIZATION
           INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

                                (NOTICE ITEM 2)

     At the Meeting, the stockholders of the Company will be requested to adopt a proposed amendment to Article 3 of the Articles of Organization of the Company, increasing the number of authorized shares of Common Stock from 15,000,000 to 50,000,000, $.10 par value per share.

     On October 29, 1998, the Board of the Company adopted the proposed amendment to Article 3 of the Articles of Organization of the Company, the text of which is set forth below:

     "3. The total number of shares and the par value, if any, of each class of stock which the Corporation is authorized to issue is as follows:

                                                   WITHOUT PAR VALUE           WITH PAR VALUE
                                                   -----------------    -----------------------------
                 CLASS OF STOCK                    NUMBER OF SHARES     NUMBER OF SHARES    PAR VALUE
                 --------------                    ----------------     ----------------    ---------
Preferred........................................        None               None              --
Common...........................................        None              50,000,000        $ .10"

     The Company's Articles of Organization currently authorize the issuance of 15,000,000 shares of Common Stock, $.10 par value per share. As of February 28, 1998, there were 10,440,014 shares of Common Stock issued and outstanding plus an additional 21,394 treasury shares issued, but not outstanding. In addition 2,051,632 shares are currently reserved for issuance under the Company's 1993 Equity Incentive Plan and Stock Option Plan for Directors (the "Plans").

     The additional authorized shares that would be available for issuance if the proposed amendment is adopted may be issued for any proper corporate purpose by the Board at any time without further corporate approval unless required by applicable statutes. The Board believes it is desirable to give the Company this flexibility in considering such matters as stock splits or dividends, raising additional capital, acquisitions, or other corporate purposes. The authorization of such shares will enable the Company to act promptly and without additional expense if appropriate circumstances arise which require the issuance of such shares.

     While the Company has no present agreements or commitments to issue any additional shares (other than the shares already subject to outstanding stock options), the Board does regularly consider the Company's capital needs, the subject of stock dividends and the granting of options and other stock-based awards to employees and its directors under the Plans.

     Holders of Common Stock are not entitled to preemptive rights, and to the extent that any additional shares of Common Stock may be issued on other than a pro rata basis to current stockholders, the present ownership portion of current stockholders may be diluted.

     Depending upon the circumstance in which additional shares of Common Stock are issued, the overall effects of such issuance may be to render more difficult or to discourage a merger, tender offer, proxy contest, or the assumption of control by a holder of a large block of Common Stock. Management of the Company is not aware of any possible takeover attempts at this time.

     The approval of this proposal requires the affirmative vote of the holders of a majority of the Company's Common Stock, outstanding and entitled to vote at the Meeting. Broker non-votes and abstentions will have the effect of a vote against this proposal. The Board believes that the amendment to the Articles of Organization is in the best interests of the Company and its stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE ARTICLES OF ORGANIZATION TO INCREASE THE NUMBER OF

AUTHORIZED SHARES OF COMMON STOCK. PROXIES SOLICITED BY THE BOARD WILL BE VOTED SO UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent Stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the Company's executive officers and directors that no other reports are required, during 1998 all Section 16(a) filing requirements applicable to the executive officers, directors and greater than ten percent beneficial owners were complied with.

                 INFORMATION REGARDING AUDITORS OF THE COMPANY
                                (NOTICE ITEM 3)

     Deloitte & Touche LLP were the Company's auditors for the fiscal year ended December 31, 1998, and the Board of Directors has selected them to act as auditors for the fiscal year 1999, subject to ratification of such selection by the stockholders. Unless otherwise directed by the stockholders, proxies will be voted for a resolution ratifying the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors for the fiscal year 1999.

     A representative of Deloitte & Touche LLP is expected to attend the Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR 1999. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses in this connection.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 2000 Annual Meeting of Stockholders and included in the Company's proxy statement and proxy for such annual Meeting, pursuant to Rule 240.14a-8 of the Securities and Exchange Act of 1934 ("Rule 14a-8"), must be received by the Company at its principal executive offices not later than December 16, 1999 for inclusion in the proxy statement for that meeting.

     As established by the Company's advance notice by-law provision, proposals of Stockholders intended to be presented at the 2000 Annual Meeting of Stockholders, but which are submitted outside the processes of Rule 14a-8, and not intended to be included in the Company's proxy statement or proxy for such Annual Meeting, must be received by the Company at its principal executive offices not later than December 23, 1999. If such a proposal is not submitted by a stockholder by such date, then the proxies appointed under the proxy shall be allowed to use their discretionary voting authority when a proposal is raised at the 2000 Annual Meeting, without any discussion of the matter in the proxy statement for such meeting.

                                            By Order of the Board of Directors

                                            EVELYN SIDMAN
                                              Clerk

Dated: March   , 1999

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                              THE FIRST YEARS INC.

          This Proxy is Solicited on Behalf of the Board of Directors
                 Annual Meeting of Stockholders -- May 20, 1999

The undersigned stockholder of The First Years Inc. (the "Company") hereby appoints Ronald J. Sidman, Benjamin Peltz and Gitta M. Kuriat (each with power to act without the others and with power of substitution) proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 20, 1999, and at any adjournment thereof, with all the power the undersigned would possess if personally present, and to vote as designated on the reverse side of this card, all shares of Common Stock of the Company which the undersigned may be entitled to vote at said Meeting, hereby revoking any proxy heretofore given.

Each of the matters referred to on the reverse side of this card is more fully described in the Notice of and Proxy Statement for the Meeting, receipt of which is hereby acknowledged. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEMS 1, 2 AND 3 AND THAT YOU GRANT THE PROXIES DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS EXCEPT WITH RESPECT TO A BROKER NON-VOTE WHICH WILL HAVE NO EFFECT ON THE OUTCOME OF ANY ITEM.

--------------------------------------------------------------------------------
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

______________________________________    ______________________________________
______________________________________    ______________________________________
______________________________________    ______________________________________

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                              --------------------
                              THE FIRST YEARS INC.
                              --------------------

Mark box at right if an address change or comment has been noted on the reverse
side of this card.                                                           [ ]

RECORD DATE SHARES:




     Please be sure to sign and date this Proxy.       Date
                                                       -------------------------
--------------------------------------------------------------------------------



-----Stockholder sign here---------------------------Co-owner sign here---------


                                             For All      With-        For All
1. Election of Class 1 Directors:           Nominees       hold         Except


Jerome M. Karp
Fred T. Page                                  [ ]          [ ]           [ ]
Kenneth R. Sidman

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).


                                              For        Against       Abstain
2. Proposal to approve an amendment to the
   Company's Articles of Organization         [ ]          [ ]           [ ]


                                              For        Against       Abstain
3. Proposal to ratify the selection of
   Deloitte & Touche L.L.P as auditors for    [ ]          [ ]           [ ]
   the fiscal year 1999.


In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment thereof.

DETACH CARD                                                          DETACH CARD

                              THE FIRST YEARS INC.

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of The First Years Inc. that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 20, 1999.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

The First Years Inc.